Exhibit 15

November 14, 2003

Monster Worldwide, Inc.

        We are aware that Monster Worldwide, Inc. has incorporated by reference in its previously filed open Registration Statements on Form S-3 and S-8 (Nos. 333-81843, 333-63631, 333-50699, 333-18937, 333-63499, 333-88193, 333-75031, 333-93065, 333-70795, 333-83131, 333-96101, 333-61400, 333-71062 and 333-109598) its Form 10-Q for the quarter ended September 30, 2003, which includes our report dated October 24, 2003 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 ("the Act"), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to October 24, 2003.

Very truly yours,

/s/ BDO Seidman, LLP